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Endologix, Inc. - 8-K                                       Filing Date: 7/21/03

                                                                    Exhibit 99.2

{ENDOLOGIX, INC. LOGO}

PRESS RELEASE

DATE: July 21, 2003

CONTACTS: Paul McCormick, President and Chief Executive Officer, 949-595-7200 www.endologix.com

               Endologix Completes $9.0 Million Private Placement

         Irvine, Calif. - July 21, 2003 - Endologix, Inc. (Nasdaq: ELGX), developer of the PowerLink(R) System for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced the completion of a private placement of 4,000,000 shares of common stock to selected existing and new accredited investors at a price of $2.25 per share. There were no warrants issued as part of this financing and net proceeds to the Company were approximately $8.46 million. The Company has agreed to register for resale the common stock issued in this private placement. Adams Harkness & Hill Inc. of Boston and San Francisco acted as placement agent on this transaction.

The offering was made only to accredited investors in accordance with Section 4(2) under the Securities Act of 1933 and the rules and regulations promulgated thereunder. The Company intends to use net proceeds of the offering for working capital, including, without limitation, in connection with the Company's clinical trial for the treatment of AAA, the Company's efforts to obtain FDA approval for its PowerLink(R) System currently in a pivotal clinical trial, planned marketing efforts, and for such other general corporate purposes as the Company's Board of Directors may determine from time to time.

The securities offered have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States (or to a U.S. person) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

ABOUT ENDOLOGIX

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. AAA, a life threatening condition, is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including risks related to clinical trials and the regulatory approval process, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, all as more fully described in the risk factors and other matters set forth in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2002 and the Company's other filings with the Securities Exchange Commission.

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